Exhibit 10.3
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made and entered into June 22, 2007, by and between Steve Moore (the “Executive”) and Pixelworks, Inc., an Oregon corporation (“Company”).
RECITALS
     A. Executive has been offered the position of CFO of the Company, and Company wishes to offer him the position. Executive will begin no later than July 18, 2007.
     B. Company wishes to provide additional security to Executive through provision of a Severance Benefit, as described herein, after the date on which this Agreement becomes operative.
AGREEMENT
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
          1. Termination by Company without Cause. In the event Company terminates Executive’s employment without Cause, as that term is defined below, then upon Executive’s satisfaction of the Release of Claims requirement stated in Paragraph 4 below, Company shall provide Executive with the following severance benefits: (a) Twelve (12) months of base salary, if Executive is terminated before January 18, 2008; (b) Six (6) months plus the length of time remaining between the termination date and July 18, 2008, of base salary, if Executive is terminated between January 18, 2008 and July 17, 2008 inclusive; (c) Six (6) months of base salary, if Executive is terminated after July 17, 2008, and (b) in the event Executive is eligible for and properly elects to continue his group health benefits through COBRA, the Company shall pay Executive an amount equal to the premium cost to continue such benefits for twelve (12) months. The severance benefits shall be payable in a lump sum on or before the first regularly scheduled pay date following Executive’s satisfaction of the Release of Claims requirement stated in Paragraph 4 below. All payments to Executive shall be reduced by such amounts as are required to be withheld by law. Severance benefits shall not be owed if termination of Executive’s employment with Company occurs due to Executive’s death, disability, Executive’s resignation, or Company’s termination of Executive for Cause.
          2. Cause Definition. “Cause” shall mean any one or more of the following: (i) a material act of dishonesty, fraud, or misconduct by the Executive that is in connection with Executive’s responsibilities as an Executive of the Company; (ii) Executive’s commission of acts constituting a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure by the Executive to perform Executive’s duties as an employee of the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed Executive’s duties and had a 30-day opportunity to cure, no cure having been made.
          3. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. The severance benefits in this Agreement shall be in lieu of the severance benefits in the Offer Letter and in lieu of any other severance benefits or policies maintained by Company that may otherwise be applicable to Executive.
          4. Execution of Release As a condition of receiving the severance benefits, Executive shall, on or before forty-five (45) days after Company delivers the release to Executive, enter into and not revoke a general release of claims against the Company, its subsidiaries and affiliates, satisfactory to Company. The release shall be substantially in the form attached hereto as Exhibit A, with such modifications as Company determines to be reasonably necessary or desirable to ensure effective release of all claims.
          5. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          6. Arbitration. Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration before a single arbitrator to be held in Portland, Oregon, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules.
          7. Integration. This Agreement replaces the severance provisions of the Offer Letter. Except as expressly stated in this paragraph, the Offer Letter remains in effect according to its terms. This Agreement and the Offer Letter represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.
          8. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, that can be given effect without the invalid or unenforceable provisions of the Agreement.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PIXELWORKS, INC.
By:	Hans H. Olsen

Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Steven L. Moore
Steven L. Moore

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Exhibit A to Severance Agreement of Steven L. Moore
RELEASE OF CLAIMS
This Document Affects Important Legal Rights You May Have.
Please Read It Carefully Before Signing.
     For and in consideration of the severance benefits described in the Severance Agreement dated as of June 22, 2007 between Pixelworks, Inc. (the “Company”), and Steve Moore (the “Executive”), and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, members, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind that Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts that have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims for other severance benefits pursuant to any Company severance pay policy, and any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 1981 et seq., the Family Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company and its subsidiaries, as well as any and all claims under state contract or tort law.
[* * * To be completed if Executive is over age 40 on date of termination]. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Executive acknowledges that: (1) s/he has been, and hereby is, advised in writing to consult with an attorney prior to executing this Release; (2) s/he is aware of certain rights to which s/he may be entitled under the Act; (3) as consideration for executing this Release, Executive has received additional benefits and compensation of value to which s/he would otherwise not be entitled; (4) by signing this Release, s/he will not waive rights or claims under the Act which may arise after the execution of this Release; (5) Executive has been given a period of at least 21 days from                      to consider this offer; (6) in the event s/he has not executed this Release on or before                     , the offer shall expire; (7) in the event Executive signs the Release prior to 21 days, s/he does so voluntarily; (8) any changes to the terms of the Agreement, whether material or immaterial shall not re-start the 21-day consideration period; (9) Executive has a period of seven days from the date of execution in which to revoke this Release by written notice to                                         ; (10) in the event Executive does not exercise his/her right to revoke this Release, the Release shall become effective on the date (the “Effective Date”) immediately following the seven-day waiting period described above.
Page 4 — Severance Agreement

     Executive has read this release carefully, acknowledges that s/he has been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of his or her choice prior to executing this Release, and Executive fully understands that by signing below s/he is voluntarily giving up any right which Executive may have to sue or bring other claims against the Released Parties. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.
     This Release is final and binding and may not be changed or modified except in a writing signed by an authorized representative of the parties. If any part of this Release is held invalid, the invalidity shall not affect other parts of the Release that can be given effect without the invalid parts.
     The severance check will be mailed to Executive’s last home address on file with Company.

Date:

Steven L. Moore
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